The Andersons, Inc.

480 W. Dussel Drive

Maumee, Ohio 43537

FOR IMMEDIATE RELEASE            AT THE COMPANY: Gary Smith (419) 891 — 6417
TUESDAY, AUGUST 2, 2005

THE ANDERSONS, INC. REPORTS RECORD 2nd QTR. NET INCOME OF $10.4 MILLION
EPS OF $1.48 FOR FIRST HALF UP $0.17 FROM 2004
Six-Month Net Income Up 16 Percent

MAUMEE, OHIO, AUGUST 2, 2005—The Andersons, Inc. (Nasdaq: ANDE), today announced second-quarter 2005 net income of $10.4 million, an improvement of $0.3 million from the second quarter of 2004 when the company earned $10.1 million. Earnings per diluted share for the period were $1.35, unchanged from 2004 results. Total revenues were $365 million for the second quarter this year compared to $375 million a year ago. The reduction in revenues was attributed to lower average grain prices. The company’s second-quarter 2005 results included a favorable tax adjustment of $0.6 million attributed to Ohio tax reform legislation which was enacted on June 30th. For the first half of 2005, the company’s net income was $11.4 million, or $1.48 per diluted share, on revenues of $624 million. Last year, The Andersons earned $9.8 million, or $1.31 per diluted share, in the first half, on revenues of $649 million.

The Agriculture Group’s second-quarter operating income of $8.9 million was $2.0 million below the $10.9 million it earned in the same period last year. Revenues of $253 million for the second quarter this year were $14 million below last year primarily due to lower average corn and soybean prices. Average grain margins were relatively unchanged during the quarter, but space income declined and some grain inventory shrink and quality adjustments were incurred. The group’s plant nutrient business achieved operating income growth in the second quarter in spite of significantly higher commodity prices compared to 2004. Tonnage shipments were relatively unchanged, but operating income per ton was higher, and the group’s farm centers also improved. Through the first six months of 2005, the Agriculture Group had operating income of $9.9 million on revenues of $418 million. In the first half of last year, the group had revenues of $450 million and operating income of $9.4 million. The group expects to begin construction of a 55 million gallon-per-year ethanol production facility adjacent to its Albion, Michigan grain facility soon. While preliminary site work has begun, completion of the project is contingent upon several final items, including state and local economic incentives. The company is also exploring the construction of a 110 million gallon ethanol plant adjacent to its Clymers, Indiana grain facility. No decision has yet been made about construction on this site. The Company anticipates some level of outside investment on each of these projects. In July, a grain elevator located in Toledo, Ohio, which The Andersons operates, was severely damaged by an explosion and fire. The company indicated that the necessary repairs will extend into next year. As a result, 2005 income will be reduced, but this will be mostly offset next year when the insurance claim process is completed. Total income for the two years should not be impacted materially by the accident.

The Rail Group’s operating income of $3.8 million in the second quarter this year was $1.7 million above the $2.1 million it earned in the same three-month period a year ago. Revenues of $17.7 million for the quarter were $4.6 million higher than the $13.1 generated in the second quarter 2004. The rail leasing business continued to achieve excellent revenue and operating income growth during the most recent three-month period. Car values and lease rates continued to be strong, and the utilization rate of the group’s railcar fleet was again higher than year-earlier levels. The group’s railcar repair shops and its steel fabrication business also achieved revenue and operating income growth in the second quarter. For the first half of 2005, the Rail Group had operating income of $7.4 million on revenues of $35.4 million. Last year the group reported first-half revenues of $24.2 million and operating income of $3.3 million. During the second quarter, the group purchased 2,000 railcars, increasing its total fleet to approximately 18,000 railcars. In July, the company announced the purchase of two product lines of fluid filtration equipment that will be manufactured and marketed by the group’s steel fabrication business.

The Processing Group’s operating income of $0.4 million in the second quarter of 2005 was $0.6 million lower than a year ago. Revenues of $40.5 million for the quarter were $0.5 million higher than the $40.0 million it registered in the second quarter of last year. Turf-care product volumes were lower this year, primarily with industrial accounts, and expenses in the cob products business increased. Through six months this year, the Processing Group had $81.4 million of revenues and $1.5 million of operating income. In the first half of 2004, the group’s revenues were $85.3 million and operating income was $4.2 million. While reaffirming its commitment to the professional sector of the lawn products industry, the group is reassessing its strategic position in that industry’s consumer and industrial sectors.

The Retail Group reported revenues of $54.4 million for the second quarter of 2005, a 0.2 percent decrease in same-store sales compared to the same three-month period in 2004. The average sale per customer and average gross margin both improved somewhat, and the group’s operating income of $3.8 million for the period was $0.1 million better than its 2004 performance. Sales of lawn and garden products were strong this spring, recovering from the rather poor spring season experienced last year. The group’s June year-to-date revenues were $89.5 million this year, 0.4 percent higher than last year. First half operating income this year was $1.7 million, $0.3 million above the $1.4 million of operating income it generated in 2004.

“The second quarter is always a very strong period for several of our seasonal businesses, and this year was no exception. Our net income of $10.4 million for the three-month period was a record,” said President and Chief Executive Officer Mike Anderson. “Agriculture’s plant nutrient business, Rail and Retail all achieved operating income growth during the second quarter of 2005, and these same businesses are also ahead of last year through six months. In total, the Company’s earnings are seventeen cents a share ahead of last year, and the strong cash flow generated by our operating businesses continues to enable us to pursue promising new growth opportunities.”

Anderson also stated “The corn and soybean crops in our region were definitely impacted by the hot and dry weather we experienced in June and early July. Recent rains have helped, but the proportion of Illinois crops rated “good” or “excellent” in weekly USDA surveys remains way below recent years’ experience. Although we expect that our Agriculture Group’s second half grain income will be closer to multi-year averages rather than last year’s record performance, the strong results achieved by our plant nutrient, rail and retail businesses suggest that our previously-announced full-year earnings projection of $2.20 to 2.50 per share is still appropriate.”

The company will host a webcast on Wednesday, August 3, 2005 at 11:00 A.M. EDT, to discuss its second quarter performance and full-year outlook. This can be accessed under the heading “Financial Information” on its website at www.andersonsinc.com.

The Andersons, Inc. is a diversified company with interests in the grain and plant nutrient sectors of U.S. agriculture, as well as in railcar marketing, industrial materials formulation, turf products production, and general merchandise retailing. Founded in Maumee, Ohio, in 1947, the company presently has operations in seven U.S. states plus rail equipment leasing interests in Canada and Mexico.

This release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially. Without limitation, these risks include economic, weather and regulatory conditions, competition, and the risk factors set forth from time to time in the company’s filings with the Securities and Exchange Commission. Although the Company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct.

The Andersons, Inc. is located on the Internet at www.andersonsinc.com

FINANCIAL TABLES FOLLOW . . .

The Andersons, Inc.
Consolidated Statements of Income
	Three Months ended		Six Months ended
	June 30		June 30
(in thousands, except for per share amounts)	2005	2004	2005	2004
Sales and merchandising revenues	$365,116	$374,510	$623,773	$648,846
Cost of sales and merchandising revenues	312,098	318,442	530,796	556,716

Gross profit	53,018	56,068	92,977	92,130
Operating, administrative and general expenses	35,855	38,135	72,756	72,879
Interest expense	3,191	2,738	6,141	5,404
Other income, net	1,430	1,117	2,509	1,908
Equity in earnings of affiliates	14	160	460	322

Income (loss) before income taxes	15,416	16,472	17,049	16,077
Income taxes	5,063	6,410	5,662	6,261

Net Income (loss)	$10,353	$10,062	$11,387	$9,816

Per common share:
Basic earnings (loss)	$1.40	$1.39	$1.54	$1.36

Diluted earnings (loss)	$1.35	$1.35	$1.48	$1.31

Dividends paid	$0.080	$0.075	$0.160	$0.150

Weighted average shares outstanding-basic	7,399	7,235	7,386	7,227

Weighted average shares outstanding-diluted	7,688	7,472	7,670	7,475

The Andersons, Inc.
Consolidated Balance Sheets
(Unaudited)

	June 30	December 31	June 30
	2005	2004	2004
Assets Current assets:
Cash and cash equivalents	$7,864	$8,439	$8,768
Restricted cash	1,435	1,532	1,777
Accounts Receivable (net) and margin deposits	91,025	66,235	75,343
Inventories	182,405	251,428	152,865
Other current assets	16,177	30,659	20,987

Total current assets	$298,906	$358,293	$259,740
Other assets	18,928	21,437	22,179
Railcar assets leased to others (net)	134,450	101,358	103,214
Property, plant and equipment (net)	91,678	92,510	94,360

	$543,962	$573,598	$479,493

Liabilities and shareholders’ equity Current liabilities:
Short-term borrowings	$69,900	$12,100	$15,000
Other current liabilities	148,032	240,447	152,158

Total current liabilities	217,932	252,547	167,158
Deferred items and other long-term liabilities	33,085	33,029	29,323
Long-term debt non-recourse	59,333	64,343	74,216
Long-term debt	89,105	89,803	83,578
Shareholders’ equity	144,507	133,876	125,218

	$543,962	$573,598	$479,493

Segment Data
	Agriculture	Rail	Processing	Retail	Other	Total
Quarter ended June 30, 2005
Revenues from external customers	252,561	17,673	40,464	54,418	—	365,116
Gross Profit	22,937	8,589	4,823	16,669	—	53,018
Other income / Equity in earnings of affiliates	429	356	139	245	275	1,444
Operating income (loss)	8,914	3,799	412	3,843	(1,552)	15,416
Quarter ended June 30, 2004
Revenues from external customers	266,819	13,133	40,031	54,527	—	374,510
Gross Profit	27,189	6,865	5,506	16,508	—	56,068
Other income / Equity in earnings of affiliates	767	56	88	254	112	1,277
Operating income (loss)	10,940	2,050	1,018	3,706	(1,242)	16,472
Six months ended June 30, 2005
Revenues from external customers	417,570	35,378	81,355	89,470	—	623,773
Gross Profit	38,718	17,104	10,681	26,474	—	92,977
Other income / Equity in earnings of affiliates	1,337	541	307	377	407	2,969
Operating income (loss)	9,865	7,439	1,489	1,745	(3,489)	17,049
Six months ended June 30, 2004
Revenues from external customers	450,298	24,213	85,257	89,078	—	648,846
Gross Profit	40,907	11,934	13,365	25,924	—	92,130
Other income / Equity in earnings of affiliates	1,297	153	139	410	231	2,230
Operating income (loss)	9,411	3,341	4,230	1,389	(2,294)	16,077